AMENDMENT TO THE AMENDED AND RESTATED OPEN-END FUND ACCOUNTING AND

ADMINISTRATION AGREEMENT

This Amendment dated December 13, 2023 (the “Amendment”) is made to the Amended and Restated Open-End Fund Accounting and Administration Agreement dated October 24, 2022 (the “Agreement”) between MUFG Investor Services (US), LLC (“MUIS”) and each open-end registered investment company listed on Schedule A to the Agreement.

WHEREAS, MUIS performs certain fund accounting and administration services for the series of trusts listed on Schedule A of the Agreement (each individually referred to as a “Series” and such trusts, acting on behalf of itself or such Series, as applicable, are referred to as “Trusts” or “Client”);

WHEREAS, the parties desire to amend the Agreement to document the provision of certain additional services subject to the terms and conditions of the Amendment; and

NOW THEREFORE, the parties hereby agree as follows:

1.

Miscellaneous. All capitalized terms used in the Amendment and not otherwise defined herein have the meanings ascribed to them in the Agreement. The Amendment takes precedence in the event of any inconsistency or conflict between the Amendment and the Agreement. The Amendment may be executed in counterparts, which together will constitute one and the same instrument.

2.	Tailored Shareholder Report Services. Effective December 18, 2023 (“Effective Date”), Schedule B, Section II of the Agreement is amended to add the services described in Exhibit 1 of the Amendment.

3.

Compensation. Each Trust shall pay MUIS compensation for the services provided by MUIS pursuant to the Amendment in accordance with, and in the manner set forth in, such fee agreement mutually agreed upon by the parties from time to time.

[SIGNATURE PAGE FOLLOWS]

Each party’s authorized representative has executed the Amendment as of the date set forth above.

MUFG Investor Services (US), LLC

By:
Name:	Michael Scalzi
Title:	Managing Director, President

The Trusts:
●	Guggenheim Funds Trust
●	Guggenheim Strategy Funds Trust
●	Guggenheim Variable Funds Trust
●	Rydex Dynamic Funds
●	Rydex Series Funds
●	Rydex Variable Trust
●	Transparent Value Trust

By:
Name:	Brian E. Binder
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO THE AMENDED AND RESTATED OPEN-END FUND

ACCOUNTING AND ADMINISTRATION AGREEMENT]

EXHIBIT 1

D.	Tailored Shareholder Report and Related Services

MUIS shall perform certain services for each Trust and Series in connection with the recently enacted SEC rule and form amendments regarding streamlined annual and semi-annual shareholder reports for mutual funds (“Tailored Shareholder Reports” or “TSRs”), as described below (collectively, “TSR

Services”).

1.	TSR SERVICES

MUIS will perform certain administrative services relating to production and review of TSR and Form N-CSR filings. As part of these services, MUIS will:

i.	Manage the creation of class-level TSR, including the incorporation of all financial and other TSR-applicable information.
ii.	Validate the accuracy of Inline eXtensible Business Reporting Language (“iXBRL”) tagging of TSR for SEC filing purposes.
iii.	Coordinate the review of class-level TSR with Trust and Trust’s audit firm, as directed by the Trust.
iv.	Finalize and manage the transmission of TSR to shareholders and implement process for transmission and delivery of Form N-CSR or components thereof to shareholders as prescribed by the SEC.
v.	Manage the process for filing of Form N-CSR (Certified Shareholder Report), inclusive of TSR, with the SEC.
vi.	Perform verifications of consistency between TSR and financial reports included on Form N-CSR, as well as consistency with other data sources as requested or provided by the Trust.
vii.	Prepare and disseminate to the Trust, or a third party at the Trust’s direction, the TSR and Form N-CSR (or components thereof), as set forth below or in another format or file type as agreed upon by the parties.

●	Portable document format (PDF)
●	EDGAR (html)
●	iXBRL

2.	IMPLEMENTATION OF TSR SERVICES

MUIS will perform certain administrative services relating to implementation of the TSR Services. As part of these services, MUIS will:

1.

Create and automate incorporation of data in TSR and Form N-CSR reporting systems, including required elements as well as data reasonably requested by a Trust to be included in TSR, as agreed upon by the parties.

2.	Create and implement templates, processes and controls to support the class-level TSR and related Form N-CSRs.
3.	Create processes to ensure TSR comply with iXBRL tagging requirements.
4.	Utilize and leverage existing direct shareholder communication methods to promote e-delivery, including the use of email, web, and statements in an effort to reduce fund mailing expense.
5.	Create up to six template TSR and create a revised template Form N-CSR inclusive of TSR.

3.	TIMELINE

To implement the TSR Services, the parties have agreed to adhere to the following timeline, which is subject to the Trusts and/or their designee(s) promptly providing, delivering or causing to be delivered to MUIS any documents and/or information not produced or kept by MUIS necessary for MUIS to perform the services herein.

1.	MUIS will deliver each of the initial model TSR templates to Client within two weeks after the Effective Date.
2.	MUIS will commence shareholder communication efforts as soon as practicable after the Effective Date.
3.	MUIS will deliver new Form N-CSR template and updated TSR templates no later than one month after delivering the initial templates.
4.	Trust will approve agreed upon calculation methodologies for TSR templates no later than February 28, 2024.
5.	MUIS will begin testing of the TSR system by March 1, 2024 and the N-CSR reporting system upon completion of TSR testing.
6.	MUIS will begin parallel testing of the TSR system by April 1, 2024 and the N-CSR reporting system upon completion of TSR testing.
7.	MUIS’s TSR and Form N-CSR reporting system will be operational and able to produce, manage, file and transmit TSR and Form N-CSRs by June 30, 2024.

4.	ASSUMPTIONS

The parties have made the following assumptions and have identified risks and dependencies that are inherent to the work described herein.

1.	MUIS’s TSR Services and the implementation thereof will be subject to the “Services” and other provisions of the Agreement.
2.

Client will provide all formatting and stylistic specifications during implementation, which for this purpose concludes May 1, 2024. Subsequent stylistic changes will not be made during active reporting cycles, but may be made for subsequent reporting periods and will result in additional fees charged at MUIS’s then current standard hourly rates.

3.	Management Discussion of Fund Performance content and edits will be provided in electronic file (Word) format unless otherwise agreed by MUIS.
4.	Deliverable dates, as per any agreed upon implementation and production schedules, will be followed.
5.	The number of TSR distinct templates will be limited to a total of up to six as determined by Client.
6.	MUIS will provide draft financial statements, TSR and Form N-CSRs and Client will provide comments based on reasonable timelines agreed upon by the parties.